Hanesbrands FAQs

Updated May 18, 2017 – New or updated information is in red

Current FAQs
Q: Can you explain how you get from your current 2017 cash flow from operations guidance to a run rate of over $1 billion in annual cash flow from operations by the end of 2019?
A: We believe we are very well positioned to achieve a run rate of more than $1 billion a year of cash flow from operations by the end of 2019. Beginning with the mid-point of our 2017 guidance, which implies GAAP Net Income of approximately $650 million and includes a roughly 6% tax rate: (1) add approximately $85 million of pre-tax synergies (the remaining expected synergies in 2018 and 2019 from acquisitions already completed); (2) add-back approximately $85 million of pre-tax acquisition and integration expense (we currently expect acquisition and integration expenses related to completed acquisitions to be finished by the end of 2019); (3) add approximately $150 million of non-cash items (D&A, stock comp, amortization of debt issuance costs); and, (4) add approximately $100 million of pre-tax net cost savings from Project Booster. For simplicity, we made the following base-level assumptions in this exercise: no contributions/benefits from any future acquisitions, no organic revenue growth, no supply chain efficiency gains (these have historically been $30-$40 million annually), and no improvement in core operating margins beyond the recognition of expected synergies from prior acquisitions. Any contribution from these items would be additive to the above calculation. This exercise excludes the expected working capital improvements from Project Booster.

1Q17 – related FAQs (Guidance comments as of May 2, 2017)
Q: Given the current U.S. retail environment, do you believe you can achieve your full-year guidance outlook of flat to 2% growth for organic sales?
A: Yes. The rate of change in our organic sales improved sequentially in the first quarter of 2017 and was in-line with our expectations. We are forecasting continued sequential improvement in the second quarter and a return to organic growth in the second half of 2017. Our confidence is being driven by several factors. First, the year is unfolding as expected (recall, in February when we initially set our guidance for the year, we took a more conservative view than most regarding the expected impact from the various headwinds within the U.S. retail market, including door closings and tighter inventory management by retailers). Second, the largest impact from door closings was expected to come in the first quarter. Third, in the second-half, simply wrapping our higher-growth acquisitions from last year as well as last year’s exit from our legacy catalog business is expected to add over 150 basis points to organic growth. Fourth, back-to-school is expected to be more third quarter weighted than prior years as retailers continue to shift promotion and orders closer to the event. And fifth, during the first quarter we saw a number of positive trends in our core businesses: (a) our U.S. online revenue, across all channels, as well as our Asia business both continued to grow at a double-digit rate; (b) our Activewear segment returned to organic growth; (c) Men’s Underwear, which is our largest business, increased at a low-single digit rate as order patterns normalized at a large mass retailer; (d) Shelf space in our Intimates business has stabilized; and (e) our new Maidenform products (sport and millennial offerings) are performing very well and we plan to roll these products out to additional channels throughout the year. Looking beyond 2017, we believe we are well positioned to deliver more consistent organic growth as we benefit from our increased investments in growth-related initiatives through Project Booster.

Q: What is Project Booster?
A: Project Booster is a multiyear initiative to increase investment for growth, reduce costs, and increase cash flow from operations. Over the past number of years, through the execution of our Sell More, Spend Less and Generate Cash strategy, in all of its variations, we have refined, strengthened, and evolved our business model. Over this time we have delivered strong financial results and created a powerful, global commercial and supply chain footprint. With Project Booster, we are entering the next phase in the evolution of our business model, where we plan to leverage our global scale to extract the full revenue and cash flow potential from our business model.
Q: What is the financial impact and cadence related to Project Booster?
A: We launched Project Booster late in the first quarter of 2017 and we expect to deliver a run rate of its full annualized benefits by the end of 2019. With Booster, we plan to leverage our global scale and rebalance our operations to remove approximately $150 million of annual cost from our business. We anticipate reaching this annual run rate by the end of 2019. We expect to annually reinvest roughly $50 million of these savings as well as reallocate resources to build toward more consistent organic growth of 1 - 2% annually. This is expected to result in approximately $100 million of annual net cost savings. We anticipate reaching the annual run rates for reinvestment and net cost savings by the end of 2019. We also plan to drive approximately $200 million of improvements in working capital, which when combined with the net cost savings is expected to generate an incremental roughly $300 million of annual cash flow from operations. We expect to reach this annual run rate of incremental cash flow from operations by the end of 2019.

In terms of cadence, we expect Project Booster to be neutral to operating profit and cash flow from operations in 2017. We incurred approximately $7 million of cost in the first quarter 2017, or about 2 cents per share, primarily from headcount-related actions. We expect roughly $8 million of Booster-related expense in the second quarter 2017, which is factored into our current guidance. The savings from these actions, which are expected to fully offset the first-half 2017 costs, should flow through in the third and fourth quarters of 2017. Looking to 2018 and 2019, we expect to recognize net cost savings in both years. However we plan to ramp the incremental growth-related investments at a faster pace, therefore we would expect larger net cost savings in 2019 relative to 2018 with the full annual benefit expected in 2020 and beyond. With respect to the anticipated $200 million of working capital improvements, we expect those to be more evenly balanced between 2018 and 2019 with the full annual benefit in 2020 and beyond.

Q: Does Project Booster include benefits from prior strategies or prior acquisitions?
A: No. The benefits from Project Booster are on top of our anticipated annual $30 - $40 million of supply chain efficiency gains as well as on top of the expected remaining synergies from our prior acquisitions (remaining synergies of $15 million expected in 2017 and $85 million expected over 2018 and 2019). Project Booster-related costs, estimated to be roughly $15 million in the first half of 2017 (see prior question), are reflected in our adjusted operating results, which means these costs are not part of our acquisition and integration-related charges.

Q: Does Project Booster signal an end to or a diminished focus on your acquisition strategy?
A: No. Acquisitions remain a key component of our long-term growth strategy as does our overall capital allocation strategy. Acquisitions have generated significant incremental returns for shareholders. Since 2013, acquisitions have brought with them approximately $2.4 billion in sales and approximately $200 million of operating profit, excluding acquisition and integration-related expenses. Assuming full synergies, these acquisitions are expected to deliver roughly $420 million of operating profit, excluding acquisition and integration-related charges, or more than double their original operating profit base. Through the end of the first quarter 2017, we have generated approximately $125 million of acquisition synergies with another roughly $95 million expected over the time period between the second quarter 2017 and the end of 2019. Project Booster is not about de-emphasizing our current strategies, rather it is designed to further enhance them. Project Booster positions us to leverage the large, global footprint we created through acquisitions to reduce cost, to reinvest a portion of these savings to step-up growth-related investments, and to improve working capital to generate higher levels of sustainable cash flow from operations. We believe applying our balanced capital allocation strategy to these higher levels of cash flow positons us to continue to drive strong returns for shareholders.

Q: Where do you plan to invest the roughly $50 million from Project Booster to drive more consistent organic growth?
A: The changing retail environment requires a shift of our resources as well as the need for a step-up in investment. Through Project Booster, we plan to build toward more consistent organic growth of 1 - 2% annually by reallocating resources as well as increasing our annual investment in growth-related initiatives, reaching a run rate of approximately $50 million by the end of 2019. These investments are being funded with a portion of the expected annual savings from Booster. Areas of investment include: (1) increased investment in our global portfolio of leading brands, including brand building and marketing support; (2) accelerated development of our global omnichannel capabilities, including online in the U.S. as well as online and retail in our international markets; and, (3) further expansion of our Champion brand globally, driving to $2 billion in global sales (versus more than $1.2 billion at the end of 2016).

Q: How do you plan to generate a run rate of roughly $150 million of annual cost savings from Project Booster by the end of 2019?
A: Our cost reduction efforts, which are expected to build to a run rate of roughly $150 million of annual cost savings by the end of 2019, are being driven by two initiatives. The first, and most significant, initiative is to further lower cost within our supply chain by leveraging our increased global scale. Note, the Booster-related cost savings come on top of the expected synergies from prior acquisitions as well as on top of our expected annual supply chain efficiency gains (see question at top of page 2). Examples include: procurement and product development efficiencies, utilizing global fabric platforms and silhouettes, the redesign of our distribution network to more efficiently ship online orders, and further optimizing our global textile and sewing operations to improve product flows. The second cost reduction initiative is to reduce organizational overhead, including headcount, to better match resources with opportunities as well as to reflect trends on a market-by-market basis.

Q: How do you plan to generate a run rate of roughly $300 million of incremental annual cash flow from operations by the end of 2019 from Project Booster?
A: The expected roughly $300 million of incremental annual cash flow from operations related to Project Booster is from two main sources. The first source is the expected $100 million of annual net cost savings ($150 million of annual cost savings less $50 million of annual growth-related investments). The second source is the expected roughly $200 million from working capital improvements, including improvements in inventory turns, accounts receivable, and accounts payable. We anticipate reaching these run rates by the end of 2019.

Q: What drove the strong year-over-year improvement in cash flow from operations in the first quarter of 2017?
A: Entering 2017, our goal, with respect to cash flow from operations, was twofold. First, level out the performance of cash flow from operations, which has historically seen a large use of cash in the first half. Second, drive improvement in working capital. For the first quarter, cash flow from operations, which was a use of cash of roughly $23 million, improved approximately $262 million over last year. We estimate roughly half of the year-over-year improvement was the result of structural improvements to working capital in 2017, while the other approximate half was timing-related. The strong start to the year gives us confidence in our ability to deliver on our cash flow from operations guidance for the full-year.

Q: What is factored into your second quarter 2017 guidance?
A: Our guidance for GAAP EPS from continuing operations is $0.45 to $0.49 and our guidance for adjusted EPS from continuing operations, which excludes pretax acquisition and integration-related expenses, is $0.51 to $0.54. Both our GAAP and adjusted EPS include roughly $8 million of Booster-related expenses, or roughly $0.02 per share, in the quarter, primarily in SG&A. We expect total net sales of approximately $1.65 billion, which includes approximately $200 million from acquisition contributions.
This implies an organic sales decline of roughly 2% over last year, continuing our improving trend to return to organic growth in the second-half. The estimated organic trend improvement reflects our expectations for: (1) a low-single digit decline in Innerwear sales as the impact from door closings moderates but more back-to-school shipments shift into third quarter relative to last year (we expect Innerwear sales to return to growth in the third quarter); and, (2) a decline in our Other category due to the exits from our U.S. catalog business and noncore offerings in our U.S. outlet stores (we expect to anniversary the impact from these exits in the third quarter).

Q: Why were your acquisition and integration-related charges higher than expected in the first quarter of 2017?
A: The higher than originally expected acquisition and integration-related expenses in the first quarter of 2017 was timing related. There were several supply chain actions related to the integrations of Hanes Australasia (Pacific Brands) and Champion Europe that shifted earlier by a couple of weeks. Our full-year guidance for acquisition and integration-related expenses was unchanged. Moreover, we remain on-track with all of our integration actions and expected acquisition synergies.

Q: What drove the decision to make changes to your business segments?
A: Business segments are expected to represent to investors how the company’s management views and manages its business. Therefore, segments are intended to change over time as the company and its business strategies evolve. With respect to the segment change, we eliminated our DTC segment, which previously included our U.S. outlet stores, our U.S. internet operations (i.e. our branded websites), and our legacy U.S. catalog business. We moved our various U.S. internet businesses to the respective Innerwear and Activewear segments. We also created a category called ‘Other’, which consists of our non-growth businesses that are being managed for cash. The Other category includes U.S. Hosiery (previously in Innerwear), U.S. outlet stores (previously in DTC), and our legacy catalog business (previously in DTC).

Q: What is factored into your guidance for 2017?
A: While there are many items that are factored into our guidance, a few of the key assumptions are: (1) We expect our online revenue, across all channels, to grow at a double-digit rate; (2) We are taking a prudent approach to the U.S. brick-and-mortar channel by assuming some additional store closings and further inventory tightening driven by the continued consumer shift to online; (3) Contributions from acquisition wraps of approximately $420 - $430 million of revenue, of which approximately $410 million is expected in the first half, and approximately $25 million of adjusted operating profit, excluding synergies and pretax acquisition and integration-related charges; (4) Pretax acquisition and integration-related charges of approximately $80 - $90 million; (5) An assumption of organic revenue growth of roughly flat to +2%; (6) Approximately $15 million of acquisition synergies; and, (7) A foreign currency headwind of approximately $30 – $40 million to revenue and approximately $3 - $4 million to operating profit, which is expected to be more heavily weighted to the second half of this year due to the second-half timing of acquisitions in 2016.

With respect to our 2017 organic growth outlook of flat to 2% growth, it includes the following assumptions: (1) Modest growth in our Activewear segment driven by the anniversary of U.S. sporting goods bankruptcies, continued momentum of Champion in the mass channel and growth in our Licensed Sports Apparel business; (2) Modest organic growth (constant currency) in our International segment driven by continued growth in Asia and growth from Hanes Australasia (Pacific Brands) and Champion Europe in the second half of 2017 as we anniversary these acquisitions – this growth will be partially offset by our assumption of F/X headwinds; (3) Roughly flat revenue in our Innerwear segment, which assumes continued online growth in the U.S. is offset by pressures from store closings and tighter inventory management within the brick-and-mortar channel; and (4) a decline in our Other category, weighted to the first-half, driven by the exits of our U.S. catalog business and noncore offerings in our U.S. outlet stores.

Q: Can you provide any insights to your 2017 Cash Flow from Operations guidance?
A: The mid-point of our 2017 Cash Flow from Operations guidance is $675 million. Looking at the key components, it includes: (1) GAAP Net Income of approximately $650 million (mid-point of our guidance); (2) Non-cash items (D&A, stock comp, amortization of debt issuance costs) of roughly $150 million; and, (3) Working Capital use of about $125 million, which is essentially evenly split between two areas: (A) A/R, Inventory and A/P as slight sales growth and an increased mix of international sales drives a slight use in A/R and continued in-sourcing of production from acquisitions drives a use from Inventory and A/P; and (B) Accruals, which is driven by lower acquisition and integration-related expenses (i.e. there are more expenses rolling off the balance sheet than are being added) as well as the cash payments of prior-year accrued acquisition and integration expenses (namely accrued severance charges from our acquisition of Hanes Europe).

Q: What are the key factors that separate the low-end and the high-end of your full-year guidance range?
A: The key factors that would drive to the low-end of our full-year guidance range are greater pressure from store closings and retail inventory tightening in the U.S. brick-and-mortar channel and greater pressure from foreign exchange rates. The key factors that would drive to the high-end of our full-year guidance range are stronger-than-expected growth in our online business, less pressure from store closings and retail inventory management in the U.S. brick-and-mortar channel and less pressure from foreign exchange rates. Every 1% move in the U.S. Dollar impacts our revenue by approximately $20 million and our operating profit by approximately $2 million.

Q: You mentioned that your inventory at the end of the quarter declined approximately 8% from last year but your balance sheet indicates a small increase, can you explain the difference?
A: Per GAAP accounting rules, our balance sheet is reflective of the last day of our quarter. The reported inventory on our balance sheet includes inventory from last year’s acquisitions (that have not yet anniversaried) in the amount of approximately $190 million at quarter-end. Our base inventory as of the end of the first quarter 2017, which excludes these amounts, declined approximately 8% from the prior year.

Q: How much did acquisitions contribute to the revenue and adjusted operating profit results?
A: For the first quarter, acquisitions contributed approximately $210 million in revenue and approximately $14 million in adjusted operating profit, which excludes synergies as well as pretax acquisition and integration-related charges.

Q: How big is the online channel for Hanesbrands?
A: Our U.S. online sales represent roughly 10% of our first quarter 2017 total U.S. sales across the online sites of traditional retailers, online pure-plays and our own websites. With respect to total company sales, online represented roughly 9% sales.

Q: Can you provide an annualized outlook for Pacific Brands and Champion Europe?
A: At the time of acquisition, on an annual basis, excluding any potential synergies and pretax charges, we expected Champion Europe and Pacific Brands to contribute approximately $800 million in sales and approximately $70 million in adjusted operating profit.

Q: Do you believe a high-single digit to low double-digit tax rate is sustainable?
A: Yes. Assuming no changes to various global tax laws, we believe a high-single digit to low double-digit tax rate is sustainable for many years to come. Our tax rate is the by-product of our global business model. We do not use artificial tax management, such as inversions or earnings stripping. Our accounting and tax strategies are sound. In fact, we were recently audited by the IRS (see our third quarter 2015 Form 10Q) and the audit was closed with no adjustments.

Q: Have your thoughts on capital allocation changed?
A: There is no change to our strategy. Our capital allocation strategy is to effectively deploy our significant, consistent cash flow to generate the best long-term returns for our shareholders. Over time, our goal is for our net debt-to-EBITDA to be in a range of 2 to 3 times. Our strategy is to use our cash flow to fund capital investments and our dividend, use debt for acquisitions and use excess free cash flow, which is defined as cash from operations less capital expenditures and dividends, to repurchase stock.

Q: Will your capital expenditures increase significantly as a result of your acquisition strategy?
A: With acquisitions, as the size of our business, profit and cash flows increases, so should the absolute level of our capital spending. Although our spending on capital expenditures has and is expected to continue to fluctuate year to year, we expect our capital expenditures to average around 1.75% of sales going forward, which is in-line with our historical average, and over time should roughly equal depreciation. Spending at this level should allow our global supply chain to remain competitive while also handling the increased capacity needs for growth and our acquisition strategy.

Q: How does a change in currency exchange rates impact your financial results?
A: Changes in exchange rates between the U.S. Dollar and other currencies can impact our financial results in two ways; a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our published financial results. Similar to many multi-national corporations that publish financial results in U.S. Dollars, our revenue and profit earned in local foreign currencies is translated back into U.S. Dollars using an average exchange rate over the representative period. A period of strengthening in the U.S. Dollar results in a negative impact to our published financial results (because it would take more units of a local currency to convert into a dollar). The opposite is true during a period of weakening in the U.S. Dollar. Our biggest foreign currency exposure is the euro. The transaction impact on financial results is common for apparel companies that source goods because these goods are purchased in U.S. Dollars. The transaction impact from a strengthening dollar would be negative to our financial results (because the U.S. Dollar-based costs would convert into a higher amount of local currency units, which means a higher local-currency cost of goods, and in turn, a lower local-currency gross profit). The transaction impact from exchange rates is typically recovered over time with price increases. However, during periods of rapid change in exchange rates; pricing is unable to change quickly enough. In these situations, it could make sense to hedge the exchange rate exposure in sourcing costs.

Pacific Brands-related FAQs (all facts and figures are as of the time of the acquisition)

Q: What is driving the value creation for the Pacific Brands acquisition?
A: Pacific Brands squarely hits on all four of our acquisition criteria. It’s in our core categories. It provides complementary revenue growth opportunities. It is justifiable based solely on cost synergies and it’s quickly accretive. The majority of the expected value creation is from supply chain synergies. Pacific Brands sources the vast majority of the products in its Underwear segment and we see a significant synergy opportunity by plugging their Underwear business into the Asian cluster of our company-owned supply chain, especially in Vietnam. But this opportunity goes beyond the typical 15-20% cost reduction we expect to achieve by in-sourcing only their high volume styles.
Their products are very similar to our Hanes Europe products, which means as we harmonize these products we’ll increase the total number of high volume styles that can be brought in-house. In other words, this acquisition not only drives manufacturing synergies on its own, it also creates incremental synergy benefits for prior acquisitions, which underscores the power of our company-owned supply chain. The other factor driving the expected value creation is revenue growth. Pacific Brands’ Underwear group has been executing a strategy to drive profitable revenue growth by investing behind its brands, growing its retail presence and expanding online. This strategy is working as its Underwear segment sales over the past three years, from the time of acquisition, have grown at a compound annual growth rate of roughly 7%. As management continues to drive its strategy and we layer on our innovation process, we see a long runway for mid-to-high single digit revenue growth.

Q: How should investors think about Pacific Brands’ business on a go-forward basis and what is the expected financial contribution of this acquisition within three years?
A: At the time of the acquisition, Pacific Brands base business, which we define as their Underwear and Sheridan segments, generated approximately AUD800 million (US$600 million) in annual sales with a high-single digit operating margin. As we complement their growth strategy, strong brands and Australian design with our Innovate-to-Elevate strategy and low-cost global supply chain, we believe we can grow their base revenue at mid-to-high single digit rates while increasing operating margins to the mid-teens. Over the next three years, once synergies are fully realized, we believe Pacific Brands can annually contribute over AUD930 million in revenue and approximately AUD140 million in operating profit, excluding acquisition and integration-related charges(1). Assuming an exchange rate of AUD1:US$0.76, this would equate to over US$700 million in revenue and over US$100 million in operating profit, excluding acquisition and integration-related charges(1. We expect this acquisition to deliver an after-tax IRR in the mid-teens.

Q: Can you provide any insight into Pacific Brands?
A: Pacific Brands is the leading underwear and intimate apparel company in Australia. As of the time of acquisition, their products were distributed through the wholesale channel (roughly 60% of sales), in-store retail (roughly one-third of sales) and online retail (roughly 7% of sales). They have a strong management team that like us, nurtures its brands and uses a disciplined, consumer packaged goods approach to managing their business. Historically, Pacific Brands was much more diversified company. Several years ago management embarked on a significant restructuring to streamline the company down to its core Underwear and Sheridan business units. Its Tontine pillow and Dunlop flooring businesses, which account for roughly 12% of sales, fall well outside of Hanesbrands core categories and therefore, our intention is to divest these within a year. These two business operations are excluded from our long-term projections and are reported as discontinued operations after the acquisition closes.

Q: Can you provide any insight into Pacific Brands Underwear segment?
A: The Underwear segment, which accounts for the majority of Pacific Brands’ revenue and operating profit, is very similar to us. They have big, strong, iconic brands, including Bonds, which has more than a century of history. With 90% brand awareness and the #1 share of the underwear and socks markets, the Bonds brand is akin to the Hanes of Australia. As a company, Pacific Brands holds the #1 share position in men’s, women’s and kid’s underwear, as well as in bras, sports bras, socks and hosiery. They also hold the #2 market position in babywear (i.e. infant apparel) and casual clothing. Their products are distributed across all channels with a growing presence in online and company-owned retail.

Q: What are your plans for the Sheridan business segment?
A: The Sheridan brand has nearly 50 years of history and its products include premium linens, towels, loungewear and recently launched babywear. Sheridan holds the #1 market position in its main categories, its infrastructure is highly integrated with the Underwear group and its products are primarily distributed through high-end department store concessions and branded stores. With Sheridan’s strong brand position and its entrance into loungewear and babywear, we believe this segment has attractive growth and profitability characteristics.

Champion Europe-related FAQs (all facts and figures are as of the time of the acquisition)

Q: What is the rationale and expected return for this acquisition?
A: The rationale for all of our acquisitions is to generate long-term shareholder returns by applying our proven ‘Sell More’ and ‘Spend Less’ strategies to newly acquired businesses to create substantial multi-year synergies. Champion Europe squarely hits on all four of our acquisition criteria. It’s in our core categories. It provides complementary revenue growth opportunities. It is justifiable based solely on cost synergies and it’s quickly accretive. This acquisition is expected to deliver an after-tax IRR in the low-to-mid teens.

Q: What are some of the global growth initiatives for Champion?
A: By unifying the Champion brand globally, we have significant opportunities to grow revenue by expanding our distribution across product lines, across channels and across geographies. In the U.S., we’ve developed a very broad product line under Champion that spans from mass price points all the way up to the higher-priced sporting goods and department store channels. We can now take this broad product line and sell it into Europe, Japan, Australia, and other international markets. As we build scale by expanding Champion’s distribution worldwide, we expect to be able to leverage global product design as well as our low-cost supply chain to further reduce costs and ultimately improve our operating margins. With this acquisition, we now sell Champion products on five continents and have approximately $1.2 billion in Champion revenue worldwide. We believe our Champion revenue can increase at high single-digit to low double-digit rates and could approach $2 billion within five to six years.

Q: Can you provide any insight into Champion Europe’s current financial performance?
A: At the time of acquisition, Champion Europe expected full-year 2016 net sales of more than €190 million, EBITDA, excluding charges, of approximately €20 million, and operating profit, excluding charges, of approximately €15.

Q: What is the expected financial contribution of the Champion Europe acquisition within three years?
A: Over the next three years, excluding the broader global Champion growth opportunities, we believe Champion Europe’s stand-alone operations can increase revenue from more than €190 million to well over €250 million. Through a combination of supply chain synergies and revenue growth, we believe Champion Europe’s stand-alone operations, over the next three years, can increase operating profit, excluding acquisition and integration-related charges(1), from roughly €15 million to well over €25 million.

Q: Can you provide any insight into Champion Europe’s business operations?
A: Champion Europe owns the trademark rights for the Champion brand in Europe, the Middle East and Africa. The Company, which is based in Italy, designs, sources and sells Champion athletic apparel and accessories wholesale to retailers and directly to consumers via roughly 130 company-owned stores. The vast majority of Champion Europe’s revenue is in Italy and Greece. With respect to its merchandise mix, based on FY15 revenue, roughly 40% was men’s apparel, roughly 30% was women’s apparel, roughly 20% was youth and toddler apparel and the remainder was accessories.

Q: Will Champion Europe be integrated into Hanes Europe Innerwear?
A: No. We run Innerwear and Activewear separately in the U.S. and we will do the same in Europe. There are no real synergies to be gained by integrating these two businesses. Champion Europe will be integrated into our global supply chain but it will be run as part of the global Champion Activewear business.

(1) We currently estimate the total, combined acquisition and integration costs for Champion Europe and Pacific Brands to be less than $100 million.

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Charges for Actions and Reconciliation to GAAP Measures
To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin) and EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Actions during the periods presented include adjustments for acquisition and integration costs. Acquisition and integration costs include adjustments directly related to completed acquisitions and their integration. These costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs, and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the company continues to integrate prior acquisitions and pursues any future acquisitions. We have chosen to present non‐GAAP measures excluding the effects of these actions to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisition‐related expenses and other actions. We believe these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs or foreign currency gains associated with the execution and integration of any of the aforementioned actions taken.

In addition to these non-GAAP measures, we have chosen to present EBITDA to investors because we consider it to be an important supplemental means of evaluating operating performance. We believe that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA should not, however, be considered as a measure of discretionary cash available to invest in the growth of the business.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

See Table 2 and Table 5 attached to our press release dated May 2, 2017 to reconcile historical quarterly and full-year non-GAAP performance measures to the most directly comparable GAAP measure.

Full-year GAAP operating profit guidance of $845 million to $895 million, GAAP EPS guidance of $1.70 to $1.82, and second quarter GAAP EPS guidance of $0.45 to $0.49 reflects Hanes’ expectations for net sales, operating profit, interest expense, and tax rate from continuing operations as detailed in this FAQ document. Full-year Non-GAAP adjusted operating profit guidance of $935 million to $975 million and adjusted EPS guidance of $1.93 to $2.03 reflects the GAAP guidance adjusted by adding back the approximately $80 million to $90 million of expected pretax charges for acquisition and integration expenses to adjusted operating profit and adjusted EPS, as well as a 2017 full-year tax rate comparable to 2016, assuming no changes to U.S. tax law and policy. Second quarter guidance for adjusted EPS of $0.51 to $0.54 reflects the GAAP guidance adjusted by adding back approximately $20 million to $25 million of expected pretax charges for acquisition integration expenses to adjusted EPS.

Cautionary Statement Concerning Forward-Looking Statements
These FAQs certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding 2017 financial guidance, as well as statements about the benefits anticipated from Project Booster, and the Hanes Europe Innerwear, Pacific Brands and Champion Europe acquisitions, and assumptions regarding consumer behavior, foreign exchange rates and U.S. tax law and policy are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; any inadequacy, interruption, integration failure or security failure with respect to our information technology; significant fluctuations in foreign exchange rates; ; the rapidly changing retail environment; our complex multinational tax structure our ability to properly manage strategic projects; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; risks related to our international operations, including the impact to our business as a result of the United Kingdom’s recent referendum to leave the European Union; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.